                                                                    EXHIBIT 10.2

                           ETHANOL MARKETING AGREEMENT

This Ethanol Marketing Agreement ("Agreement") is made and entered into as the 22nd day of February 2005 by and between Aventine Renewable Energy, Inc., a Delaware corporation ("AREI) and VeraSun Fort Dodge, LLC, a Delaware corporation ("VeraSun Fort Dodge").

In consideration of the mutual terms and conditions contained herein, the Parties agree as follows:

1.   Terms and Termination

     A. The term of this Agreement shall commence on the first day of ethanol sales and continue for a primary term ending March 31, 2007 and thereafter, renewing for consecutive two (2) year terms, unless terminated by either party at the end of the primary term or any or any subsequent two (2) year anniversary thereof with at least six (6) months prior written notice.

     B. In addition, this Agreement may be terminated under the circumstances set out below.

          (1). Termination for Intentional Misconduct. If either party engages in intentional misconduct reasonably likely to result in significant adverse consequences to the other party, the party harmed or likely to be harmed by the intentional misconduct may terminate this Agreement immediately, upon written notice to the party engaging in the intentional misconduct.

          (2). Termination for Uncured Breach. If one of the parties breaches the terms of this Agreement, the other party may give the breaching party a notice in writing which specifically sets out the nature and extent of the breach, and the steps that must be taken to cure the breach. After receiving the written notice, the party will than have thirty (30) days to cure the breach, if the breaching does not involve a failure to make any payments which are required by this Agreement.

               If breach involves lack of payment beyond the established delinquency period, as specified in this Agreement, VeraSun Fort Dodge may terminate this Agreement immediately and without prior written notice.

          (3). Change of Control. Based on a change of majority interest in AREI, VeraSun Fort Dodge shall have six (6) months to terminate


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

               this Agreement following the receipt of written notice regarding such change of ownership. AREI must notify VeraSun Fort Dodge of said event in writing within two (2) weeks of event. VeraSun Fort Dodge may terminate Agreement with (30) days written notice within said six (6) month period.

          (4). Termination by Mutual Written Agreement. This Agreement may also be terminated upon any terms and under any condition, which are mutually agreed upon in writing by AREI and VeraSun Fort Dodge.

          (5). Termination by Bankruptcy, etc. This Agreement may also be terminated immediately and without prior notice by a party as a result of the other party's bankruptcy, assignment for the benefit of creditors, admission in writing of its inability to pay debts generally, or its liquidation, insolvency or dissolution.

2.   Quantity and Quality

     A. VeraSun Fort Dodge shall sell to AREI the total output of fuel grade ethanol ("Ethanol") produced at the VeraSun Fort Dodge, Iowa, facility ("Plant"), currently anticipated to be one hundred (110) million gallons per year. Ethanol shall be delivered FOB the Plant, and title shall pass as the Ethanol is loaded into transport vessels.

     B. Such Ethanol shall meet or exceed all industry standards, including but not limited to ASTM D.4806 specifications and Magellan Pipeline Company specifications for E-Grade Denatured Fuel Ethanol

     C. Ethanol produced at the Plant and marketed by VeraSun Fort Dodge, directly or indirectly, to the E-85 fuel market is excluded from this Agreement.

3.   AREI shall:

     A. Purchase all of the Ethanol produced by VeraSun Fort Dodge, at the price outlined in Section 5;

     B.   Remit payment to VeraSun Fort Dodge for the Ethanol as provided in
          Section 5: and

     C.   Schedule all loads with VeraSun Fort Dodge.

     D. Extend any alliance volume buying power of discounting to VeraSun Fort Dodge.

     E.   Extend railcar freight rates negotiated by AREI to VeraSun Fort Dodge.


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

     F.   Participate with VeraSun Fort Dodge in a monthly sales strategy call.

4.   VeraSun Fort Dodge shall:

     A. Provide to AREI quarterly production forecasts, monthly updates, daily plant inventory balances and shipment information;

     B. Provide to AREI specifications and certificates of analysis of the Ethanol produced;

     C. Provide for a minimum of eight days storage on the VeraSun Fort Dodge premises;

     D. Have meters that provide both gross and net 60 degrees Fahrenheit temperature compensated gallons; and

     E. Establish and participate in monthly sales strategy meetings with AREI.

5.   Pricing and Commission

     B. Sales Price. The sale price VeraSun Fort Dodge shall receive for its Ethanol shall be the Pooled Net Price, as defined below.

               "Pooled Net Price" shall mean the net sales per gallon calculated by subtracting the Pooled Costs on a per gallon basis from the Alliance Ethanol Average Market Price.

               "Alliance Ethanol Average Market Price" shall mean the monthly average price received by AREI for Pooled Market Alliance Volumes sold during such month on a per gallon basis.

               "Pooled Market Alliance Volumes" shall mean, with respect to any given period, aggregate fuel grade ethanol volumes purchased by AREI from all sellers who have agreed to receive the Pooled Net Price and aggregate fuel grade ethanol volumes produced by AREI during such period.

               "Pooled Costs" shall mean, with respect to any given period, all direct costs incurred by AREI in handling Pooled Market Alliance Volumes during such period, including by not limited to terminal lease charges, throughput charges, terminal shrinkage costs, freight charges, tariffs, costs of leasing railcar and trucks, government taxes and assessments, insurance, inspection fees, inventory carrying costs, purchased ethanol cost incurred due to lost production and other such costs, but excluding direct costs incurred in marketing such ethanol. AREI shall use commercially reasonable efforts to contain Pooled Costs so as to maximize the ultimate net price payable to VeraSun Fort Dodge for its Ethanol.


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
     D. Commission. AREI shall deduct from the Pooled Net Price a commission equal to (**) percent (**) of the Pooled Net Price. The total commission shall not exceed (**) for the first (**) gallons of ethanol produced and sold to AREI during each twelve (12) calendar month period commencing on December 1st of each calendar year (the "12 Month Period") under this Agreement and under that certain Ethanol Marketing Agreement between AREI and VeraSun Energy Corporation, dated February 21, 2005 (the "Other Agreement"). If the total gallons of ethanol produced and sold to AREI during any 12 Month Period under this Agreement and the Other Agreement exceeds (**) gallons, the commission of (**) percent (**) shall be reduced to (**) percent (**) for all gallons of ethanol in excess of (**) gallons produced and sold to AREI during such 12 Month Period under this Agreement and the Other Agreement."

     C. Payment. For all quantities of ethanol purchased by AREI from VeraSun Fort Dodge during a one-week period beginning on Monday and ending on the following Sunday, AREI shall pay the estimated Pooled Net Price referred to in Section 5.A. less commissions referred to in Section 5.B., to VeraSun Fort Dodge by ACH or wire no later than ten (10) business days following the end of said one-week period. If at calendar month's end, the actual Pooled Net Price exceeds the estimated Pooled Net Price, AREI shall pay VeraSun Fort Dodge on or before the 15th day of the following calendar month an amount equal to the product of (x) the difference between the actual and estimated Pooled Net Price less commissions and (y) the aggregate quantity of Ethanol purchased during such month. AREI shall pay interest on any delinquent payments at the rate of nine percent (9%) per annum, for the duration of the delinquency. In addition, AREI shall reimburse VeraSun Fort Dodge for any attorney fees or other cost incurred by VeraSun Fort Dodge collecting delinquent amounts owed by AREI hereunder. AREI is considered in breath of this Agreement if the delinquency period extends beyond thirty (30) days.

     D. Quarterly Meetings. VERASUN and AREI agree to hold quarterly meetings (by telephone or in person) to formulate a market outlook and perspective for the purpose of establishing pricing parameters and sales strategy for a given period (the "Guidelines"). For any period to which such Guidelines are agreed upon and apply, AREI agrees to use its commercially reasonable efforts to execute deals consistent with these guidelines and when possible AREI will solicit feedback from VERASUN before executing deals outside such Guidelines. AREI will, to the extent it deems it necessary or appropriate, utilize VERASUN to participate on customers calls.


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1) This confidential information has been omitted pursuant to a request for confidential treatment.

2) The material has been filed separately with the SEC.

     E. Supporting Records. AREI shall keep a set of accurate and complete books and records in accordance with generally accepting accounting principles with respect to all ethanol purchased and sold by AREI, including ethanol sold under AREI's Purchase and Resale business, and all costs and commissions associated therewith, and shall make such books and records reasonably available to mutually agreeable independent outside accounting representatives at AREI's office at anytime by appointment during normal business hours upon at least five
          (5) business days prior written notice; provided, however, there shall be no more than two such review of AREI's books and records in any twelve (12) month period and prior to such review the independent outside accounting representatives shall executive a mutually agreeable confidentiality agreement with AREI. AREI agrees to pay fifty percent (50%) of the expenses of such independent outside accounting representatives in conducting such review, provided that AREI's share of such expenses shall not exceed $15,000. All other costs and expenses of such review are the sole responsibility of VeraSun Fort Dodge. In addition, AREI shall provide VeraSun Fort Dodge, by e-mail or fax, a monthly report regarding Pooled Market Alliance Volumes, Alliance Ethanol Average Market Price, and a breakdown of Pooled Costs in sufficient detail to arrive at calculated Pooled Net Price.

In addition to the foregoing, set forth on Exhibit "A" attached hereto and incorporated herein by reference, are the business guidelines and related obligations AREI agrees to follow in managing its Purchase/Resale Program (as defined in Exhibit "A") in conjunction with this Agreement.

6. Indemnity: AREI shall indemnify, defend, and hold VeraSun Fort Dodge and its affiliates, subsidiaries, parents, directors, officers, employees, customers, contractors, subcontractors and agents harmless from and against any an all claims, losses, awards, judgments, settlements, fines, penalties, liabilities, damages, costs or expenses (including reasonable Attorney's fees) alleged or incurred on account or any injury to or death of persons or damages to property or any other claim to the extent caused by or arising out of the negligence or willful miscount of AREI, its officers, employees, customers, contractors, subcontractors or agents.

VeraSun Fort Dodge shall indemnify, defend and hold AREI and its affiliates, subsidiaries, parents, directors, officers, employees, and agent harmless from and against any and all claims, losses, awards, judgments, settlements, fines, penalties, liabilities, damages, costs or expenses (including reasonable Attorney's fees) alleged or incurred on account of any injury to or death of persons or damages to property or any other claim to the extent caused by or arising out of the negligence or willful misconduct of VeraSun Fort Dodge, its officers, employees, customers, agents, or contractors. VeraSun Fort Dodge shall indemnify and hold AREI and its affiliates, subsidiaries, parents, directors, officers, employees, customers and agents harmless from and against any and all claims, losses, awards, judgments, settlements, fines, penalties, liabilities, damages, costs or expenses (including reasonable Attorney's fees) from any defects in the Ethanol caused by VeraSun Fort Dodge.


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

7. Independent Contractor: It is expressly understood that the relationship of AREI to VeraSun Fort Dodge is that of an independent contractor and nothing contained herein shall be construed to create any partnership, agency, or employer/employee relationship. AREI may freely choose the customers from whom business shall be solicited and the time and place for solicitation, except as otherwise provided in this Agreement.

8. Notices: Any notices required to be given under this Agreement shall be in writing and shall be deemed given upon personal delivery to the party to be notified; on the third day after deposit with the United State Postal Service, by registered or certified mail, postage prepaid; or upon confirmation if sent by telex, facsimile machine or other means of telecommunication that transmits or produces a written record of the message so sent. Notices shall be sent addressed as follows:

     VeraSun Fort Dodge: VeraSun Fort Dodge, LLC
                         1930 Hayes Avenue
                         Fort Dodge, IA 50501
                         Attn: Donald Endres, CEO
                         Telephone: 515-955-7370

     AREI:               Aventine Renewable Energy, Inc.
                         P.O. Box 10
                         Pekin, IL 61555
                         Attn: Ronald Miller, President and CEO
                         Telephone: 309-347-9388
                         Fax: 309-347-8541

9. Insurance: The Parties shall maintain, at all times while this Agreement is in effect, and each at its own sole cost and expense, comprehensive general liability insurance with a combined single limit for bodily injury and property damage of not less than $1,000,000 for any one occurrence. Each party shall promptly after execution of this Agreement furnish the other party a Certificate of Insurance evidencing the foregoing insurance coverage, and containing a clause specifying that no reduction, cancellation or expiration of the policies shall become effective until thirty (30) days from the date written notice is provided to the other Party. The insurance requirements set forth herein are minimum coverage requirements and are not to be constructed in any way as a limitation on liability under this Agreement.

10. Entire Agreement: This Agreement contains the entire agreement between the Parties and supersedes all previous agreements, either oral or written, between the Parties. No modifications hereof shall be valid unless made in writing and signed by both Parties.

11. Waiver: The failure of either Party to enforce any of its rights hereunder on any particular occasion shall not constitute a waiver of such rights on any subsequent occasion.

12. Assignment: This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.


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

13. Headings: Any paragraph headings are used for convenience only and are not intended and shall not be used in interpreting any provisions of this Agreement.

14. No Third Party Beneficiary: Except as otherwise provided herein, nothing contained in this Agreement shall be considered or construed as conferring any right or benefit on a person not a party to this Agreement and neither this Agreement nor the performance hereunder shall be deemed to have created a joint venture or partnership between the Parties.

15. Governing Law: This Agreement shall be governed by the laws of the State of Illinois, without regard to the conflict of laws provisions thereof.

     In WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

Aventine Renewable Energy, Inc          VeraSun Fort Dodge, LLC


By: /s/ Ronald H. Miller                By: /s/ Bruce A. Jamerson
    ---------------------------------       ------------------------------------
    Ronald H. Miller, President & CEO       Bruce A. Jamerson, President & CFO

Date: 2/22/05                           Date: 3/11/05

                                   EXHIBIT "A"

1. Commercial Objective: To the extent commercially feasible as determined in AREI's good faith judgment in accordance with the provisions of this Exhibit "A", AREI will not disadvantage the Pooled Net Price to be paid VeraSun Fort Dodge under the Agreement, as a result of its Purchase/Resale Program.

2.   Defined Terms

     "Alliance Partners" - shall mean the group of ethanol producers that have agreed to exclusively commit substantially all of their ethanol production to AREI for purposes of AREI marketing their ethanol.

     "Purchase/Resale Program" - shall mean the program administrated by AREI, independent of VeraSun Fort Dodge or other Alliance Partners, whereby AREI purchases ethanol from non-Alliance Partners for the purpose of selling to customers, independent of the Pooled Market Alliance Volume.

     "Contract Segment" - shall mean the type of ethanol contract used in selling ethanol. Contracts are segmented into the following categories:

          Fixed Contracts - whereby a buyer agrees to purchase a volume of ethanol from AREI at a particular time, over a period of time, for a fixed price;

          Spot - whereby a buyer agrees to buy a volume of ethanol from AREI at a specific time, or over a period of time, for a price that varies over the term of the contract and is based on a mutually agreed upon market index;

          Gas Plus - whereby a buyer agrees to buy a volume of ethanol from AREI at a particular time, or over a period of time, for a price that is determined by the sum of: a gasoline market index (e.g. NYMEX, CARE), plus a fixed amount. The gas plus segment is further segmented by the gasoline market index used in determining the price.

3.   Business Rules

     The following describes the business rules AREI will follow and the methodology AREI will employ to measure its performance against the commercial objective set forth above with contracts in effect and established after the date of this Agreement.

     A. To the extent commercially feasible, AREI will attempt to maintain its total mix of Alliance Partner sales contracts, as follows:

                          Target % of
                         Total Gallons
Contract Segment   Low        Sold       High
----------------   ---   -------------   ----
Fixed Price        20%         33%        55%
Gas Plus           20%         33%        45%
Spot               20%         33%        45%

     B. Prior to entering into a contract for the sale of ethanol of a Contract Segment type specified in 3.A. above originating from the Purchase/Resale Program (a "New Resale Contract") AREI will compare the average netback price (on a cents per gallon basis) being realized from the sale of that portion of the Pooled Market Alliance Volumes being sold under then existing contracts of the same Contract Segment (with such average netback price to be calculated on the same basis as the Net Pooled Price, except limited to the specific Contract Segment type at issue) (herein the "Alliance Contract Segment Net Pooled Price") against the average net back price (on a cents per gallon basis before purchase/resale margin) being realized from the sale of that portion of the quantities of ethanol being purchased under the Purchase/Resale Program and being sold under then existing contracts of the same Contract Segment under the Purchase/Resale Program (with such average netback price to be calculated on a basis similar to that used in calculating the Net Pooled Price except using Purchase/Resale Program volumes rather than Pooled Market Alliance Volumes). Where a New Resale Contract will be a Gas Plus Contract Segment type, only contracts having the same gasoline index will be used in making the above comparison. Whenever possible and to the extent commercially feasible, AREI will only enter into a New Resale Contract of a particular Contract Segment type when the then existing Purchase/Resale Contract Segment Net Pooled Price before purchase/resale margin (after including such New Resale Contract) will be less than or equal to the then existing Alliance Contract Segment Net Pooled Price, both as determined on the basis of then existing contracts of the same Contract Segment type.

     C. AREI may still enter into Purchase/Resale Program contracts for good commercial reasons.

4.   Reporting

     AREI will monitor the activities set forth in 3. above and report monthly by Contract Segment to VeraSun Fort Dodge on:

     -    Alliance Ethanol Average Market Price

     -    Breakdown of Pooled Costs

     -    Pooled Net Price

     -    Pooled Market Alliance Volumes

     -    Average Purchase/Resale Market Price

     -    Breakdown of Purchase/Resale Costs

     -    Average Purchase/Resale Net Price Before Margin

     -    Purchase/Resale Volume

     - Differences by Contract Segment of Alliance Ethanol Average Market Price and Pooled Net Price compared to Average Purchase/Resale Market Price and Average Purchase/Resale Net Price

5.   Revisions

     - AREI shall have the right to amend or eliminate this Exhibit "A" (a "Contract Change") subject to the following:

     A. Any such Contract Change shall require VeraSun Fort Dodge's written consent, with such consent not to be unreasonably withheld. For purposes of the foregoing, VeraSun Fort Dodge shall not withhold its consent to any amendment to this Exhibit "A" as long as such amendment will not have an adverse economic effect on VeraSun Fort Dodge under the Agreement.

     B. VeraSun Fort Dodge shall have thirty (30) days from receipt of AREI's written notice of a proposed Contract Change to notify AREI in writing of whether or not VeraSun Fort Dodge consents to such Contract Change. If VeraSun Fort Dodge notifies AREI in writing within such thirty (30) day period of its consent to such Contract Change or fails to provide written notice to AREI within such thirty (30) day period of its non-consent to such Contract Change then such Contract Change shall be effective as of the date set forth in AREI's written notice; provided, however, if such Contract Change will not have an adverse economic effect on VeraSun Fort Dodge under the Agreement it shall also be effective as of the date set forth un AREI's written notice, whether or not such consent is given by VeraSun Fort Dodge.

     C. Subject to B. above, if VeraSun Fort Dodge provides written notice of its non-consent to the Contract Change within thirty (30) days of its receipt of AREI's written notice of such Contract Change, then the Contract Change shall not be effective.

Aventine Renewable Energy, Inc          VeraSun Fort Dodge, LLC


By: /s/ Ronald H. Miller                By: /s/ Bruce A. Jamerson
    ---------------------------------       ------------------------------------
    Ronald H. Miller, President & CEO       Bruce A. Jamerson, President & CFO

Date: 2/22/05                           Date: 3/11/05